CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of the 10th day of August, 2006, by and between Isdera N.A., Inc., a New York corporation doing business at 50 Pine Street, Cold Spring Harbor, New York 11724 (the “Company”), and Eastern Glow Investments, Ltd., a BVI corporation, doing business at _______________________, (the “Consultant”).

W I T N E S S E T H :

WHEREAS, the Consultant has considerable knowledge of and experience providing consulting services regarding the identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances and business acquisitions as well as legal strategies and related items (the “Business”); and Consultant desires to serve as Consultant to the Company.

WHEREAS, the Company desires to obtain the benefit of Consultant's special knowledge and experience regarding the identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances and business acquisitions as well as other developments; and the Company's management has determined that it would be in the best interest of the Company to make use of the Consultant's knowledge and experience and as a Lead Consultant; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained the Company and the Consultant hereby agree as follows:

1.  Term.The Company hereby engages Consultant to render the consulting services as hereinafter set forth, and Consultant hereby agrees to render such services for a period commencing from August 1, 2006 and terminating on July 30, 2007 (the “Term”). Such Term may be extended fro an additional year, and thereafter year to year, by the written agreement of both parties.

2. Consulting Services.The Company hereby retains the Consultant, and the Consultant agrees, to render consulting and advisory services, and to be the lead consultant and direct all other consultants retained by the Company, to the Company during the Term hereof in connection with the Business, from time to time, and as the Chief Executive Officer of the Company may reasonably request and upon effectiveness of this Registration Statement, it will loan the Company up to a maximum of $50,000, at libor plus 2.5% for the marketing plan of the Company. Consultant shall not be required to expend any minimum number of hours hereunder and the rendering of all consulting services shall be subject in priority to Consultant's own business interests. Consultant shall assist with business operations, knowledge of public markets, access to other business combinations and opportunities

3. Consulting Fees. In consideration for (i) the availability of Consultant to render the services, (ii) the services to be rendered by Consultant during the Term, and (iii) the other provisions of this Agreement, the Company shall compensate Consultant with the issuance of shares of common stock of the Company in the amount of Eight Hundred Eight Thousand Eight Hundred (898,800) shares of common stock of the Company to be included in the filing of any Registration Statement with the Securities and Exchange Commission.

4. Expenses. Upon submission of proper vouchers or other similar evidence of expenditures, the Company shall, upon request by Consultant, reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in connection with services requested and rendered hereunder. All expense items require the prior approval of the Company.

5.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when either served personally or two (2) business days after being sent priority next day delivery by a nationally recognized courier or three (3) business days after being mailed by certified or registered mail, return receipt requested; if to the Company or to Consultant, or to such address or to such persons as either party shall have last designated by written notice to the other.

6. Assignability.This Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns. Neither party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party.

7. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings, written or oral, among them with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by the parties.

8. Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof.

9. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Isdera, N.A., Inc.

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By:    , President

Eastern Glow Investments, Ltd.

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By:   ,